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                                     EXHIBIT 4.2


 Form of First Sterling Banks, Inc.1996 Substitute Incentive Stock Option Plan
                 Incentive Stock Option Agreement for options granted
                       by Eastside Holding Corporation prior to
                                  February 21, 1996

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                              FIRST STERLING BANKS, INC.
                     1996 SUBSTITUTE INCENTIVE STOCK OPTION PLAN
                           INCENTIVE STOCK OPTION AGREEMENT
                                         WITH
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    THIS INCENTIVE STOCK OPTION AGREEMENT (the "Option Agreement") is made and entered into effective as of the 7th day of October, 1996, by and between FIRST STERLING BANKS, INC. (the "Company") and ________________________, a resident of the State of Georgia (the "Grantee") and an employee of The Eastside Bank & Trust Company (the "Bank") a wholly-owned subsidiary of the Company. This Option Agreement is entered into by the Company and the Grantee pursuant to the First Sterling Banks, Inc. 1996 Substitute Incentive Stock Option Plan (the "Plan"). The Plan is incorporated herein by reference and made a part of this Option Agreement. This Option Agreement is in replacement of a similar Option Agreement between the Grantee and Eastside Holding Corporation dated September 21, 1995 which is hereby terminated and cancelled.

1.  STOCK OPTION.

    The Company hereby grants to Grantee the option (the "Option") to purchase ____________________________ (__________) shares (the "Shares") of the common stock (the "Common Stock") of the Company in accordance with the terms and subject to the restrictions hereinafter set forth.

    The Option has been granted on the effective date of this Option Agreement and shall terminate on February 16, 2003, unless sooner terminated in whole or in part as follows:

    (a) The Option shall be fully terminated immediately upon the termination of employment of the Grantee by the Bank and the Company, excluding termination by reason of death, retirement or disability.

    (b) The Option shall be fully terminated in the event the Grantee fails to exercise the Option in accordance with Section 2 hereof within ninety (90) days after the date of the termination of Grantee's employment with the Bank and the Company due to death, retirement or disability. During such 90-day period all unexercised options may be exercised by the Grantee or his legal representative in the event of death or mental disability.

2.  EXERCISE OF OPTION.

    The Option may be exercised in lots of not less than one hundred (100) Shares each unless the exercise for a lesser number of Shares would exhaust the number of Shares available for purchase at the time of exercise. In addition, the Option may be exercised only during a period (the "Exercise Period") commencing on the effective date of this Option Agreement and ending on the date that the Option is terminated under paragraph 1 above.

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    The Option shall be exercised by written notice directed to the Secretary of the Company at 1200 Barrett Parkway, Kennesaw, Georgia 30144. Such written notice shall be accompanied by payment in full in cash or by check of the Option Price for the number of Shares specified in such written notice.

3.  OPTION PRICE.

    The price per share at which Shares may be purchased pursuant to exercise of the Option (the "Option Price") shall be $________ per Share.

4.  NONTRANSFERABILITY.

    The Option is not transferable except by will or by the laws of descent and distribution.

5.  LIMITATION OF RIGHTS.

    The Grantee or the personal representative of the Grantee shall have no rights as a stockholder with respect to the Shares covered by the Option until the Grantee or the personal representative of the Grantee shall become the holder of record of such Shares. Neither the Plan, the granting of the Option, nor this Option Agreement shall impose any obligation on the Bank or the Company or any subsidiary thereof to continue the employment of the Grantee.

6.  STOCK RESERVE.

    The Company shall at all times during the Exercise Period under this Option Agreement reserve and keep available such number of Shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement and shall pay all original issue taxes (if any) on the exercise of the Option and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.  GRANTEE'S COVENANT.

    The Grantee hereby agrees to use his best efforts to provide services to the Bank or Company in a workmanlike manner and to promote the Bank's or Company's interests.

8.  RESTRICTIONS ON TRANSFER AND PLEDGE.

    Except as provided in Section 4 hereof, the Option and all rights and privileges granted hereunder shall not be transferred, assigned pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege granted hereunder, except as provided herein, or upon the

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levy or any attachment or similar process upon the rights and privileges herein conferred, the Option and the rights and privileges hereunder shall become immediately null and void.

9.  RESTRICTIONS ON ISSUANCE OF SHARES.

    If at any time the Board of Directors of the Company shall determine, in its discretion, that listing, registration or qualification of the Shares covered by the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors of the Company.

10. PLAN CONTROLS.

    In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling and determinative.

11. SUCCESSORS.

    This Agreement shall be binding upon any successor of the Company in accordance with the terms of this Option Agreement and the Plan.

12. INTERPRETATION.

    It is the intent of the parties hereto that the Option qualify for incentive stock option treatment pursuant to, and to the extent permitted by,
Section 422 of the Internal Revenue Code of 1986. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify.

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    IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Option Agreement to be executed and the Grantee has executed this Option Agreement, all as of the day and year first above written.

                                       FIRST STERLING BANKS, INC.:


                                       By:
                                          --------------------------------
                                          Edward C. Milligan, President


                                       GRANTEE:


                                       By:
                                          --------------------------------
                                          Name:
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